malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated August 2, 2013 respect to the audited financial statements of Catapult Acquisitions Corp. for the period from April 26, 2013 (inception) through June 30, 2013.

We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone–bailey.com
Houston, Texas

MaloneBailey, LLP

August 2, 2013

9801 Westheimer, Suite 1100 • Houston, Texas 77042 • 713.343.4200
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www.malonebailey.com

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